Exhibit 99.1


FOR IMMEDIATE RELEASE:  June 23, 2003

CONTACT:                John W. Pearson              Sergey Polikarpov
                        Stillwater Mining Company    Norilsk Nickel
                        406-322-8742                 +7 095 785 10 90




                    STILLWATER, MMC NORILSK NICKEL COMPLETE
                     LARGEST RUSSIAN-AMERICAN ACQUISITION

Columbus, Montana, June 23, 2003 - STILLWATER MINING COMPANY (NYSE:SWC) and MMC NORILSK NICKEL (RTS:GMKN) today closed a Stock Purchase Agreement, completing the largest transaction by a Russian company with an American corporation.

In connection with the transaction, Stillwater issued 45,463,222 new shares of its common stock to Norimet Limited, a wholly-owned subsidiary of Norilsk Nickel, representing approximately 51 percent of Stillwater's shares. In consideration for the shares, Norimet paid Stillwater $100,000,540 in cash and approximately 877,000 ounces of palladium metal. Based on current palladium prices, the total consideration is valued at approximately $257 million.

Norimet is obligated to commence a cash tender offer within 30 days to acquire up to 4,350,000 shares of Stillwater at $7.50 per share if the average closing price of Stillwater's shares is below that price during the 15 trading days after today's closing. This additional share purchase could increase Norilsk Nickel's ownership in Stillwater to approximately 56 percent.

The company's Board of Directors is now comprised of nine directors, five Norimet appointees previously disclosed and four directors currently serving on the Stillwater board. The five Norimet appointees are Craig L. Fuller, Steven S. Lucas, The Honorable Donald W. Riegle Jr., Todd D. Schafer and Jack
E. Thompson. The four continuing Stillwater directors are Francis R. McAllister who will continue as chairman and chief executive officer, Patrick
M. James, Joseph P. Mazurek and Sheryl K. Pressler.

McAllister said, "This is a unique transaction under unusual circumstances. The closing of this transaction strengthens Stillwater, the only significant primary producer of palladium in the Western Hemisphere. The investment made by our majority shareholder, Norilsk Nickel, brings much needed additional capital into the company to enable us, among other things, to reduce our debt."

Norilsk Nickel chief executive officer Mikhail Prokhorov said, "We are extremely pleased and look forward to a mutually rewarding relationship with Stillwater. We believe this is a good business deal for both our companies and a strong step to further strengthen the U.S. Russian relationship overall."

Stillwater is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa. The company's shares are traded on the New York Stock Exchange under the symbol SWC. Incorporated in 1992, Chevron and Manville each owned 50 percent of Stillwater. In 1994, the company redeemed Chevron's 50 percent and completed an initial public offering reducing Manville's ownership to 27 percent. Subsequently, Manville sold its remaining ownership to institutional investors. At year-end 2002, the company had proven and probable ore reserves of 25.3 million ounces of palladium and platinum. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

 Norilsk Nickel is one of the world's leading mining companies and is the world's largest producer of nickel and palladium. Norilsk Nickel is also one of the leading producers of copper, platinum and gold. More information on MMC Norilsk Nickel can be found at its Web site: www.nornik.ru.

                                      ###